As filed with the Securities and Exchange Commission on November 29, 2017

Registration No. 333-118804

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMTECH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2119684
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Flynn Road

Camarillo, California 93012-8790

(Address, including zip code, of Principal Executive Offices)

Semtech Corporation Long-Term Stock Incentive Plan

Semtech Corporation 2017 Long-Term Equity Incentive Plan

(Full title of the plan)

Mohan R. Maheswaran

President and Chief Executive Officer

Semtech Corporation

200 Flynn Road

Camarillo, California 93012-8790

(805) 498-2111

(Name, address and telephone number, including area code, of agent for service)

COPY TO:

Jeffrey Walbridge, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share	4,257,005(1)(3) shares	N/A(2)	N/A(2)	N/A(2)

(1)	This Registration Statement covers, in addition to the number of shares of Semtech Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Semtech Corporation Long-Term Stock Incentive Plan (the “1998 Plan”) and Semtech Corporation 2017 Long-Term Equity Incentive Plan (the “2017 Plan”) as a result of one or more adjustments under the plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	The filing fee for the registration of the offer of shares under the 1998 Plan was paid in full upon the filing of the Form S-8 Registration Statement on September 3, 2004 (the “2004 Form S-8”). The 2004 Form S-8 originally registered 4,902,200 shares under the 1998 Plan, however it was subsequently amended to deregister 645,195 shares under the 1998 Plan upon the filing of Post-Effective Amendment No. 1 to Form S-8 on August 11, 2008. Pursuant to SEC Compliance and Disclosure Interpretation 126.43, no filing fee is required to include the 2017 Plan on the 2004 Form S-8 pursuant to this Post-Effective Amendment No. 2 to Form S-8.
(3)	As described in the “Explanatory Note” below, this Post-Effective Amendment No. 2 to Form S-8 is being filed to provide that a portion of the shares originally registered on the 2004 Form S-8 for issuance under the 1998 Plan may be issued under the 2017 Plan once they are no longer issuable pursuant to the 1998 Plan.

The Exhibit Index for this Registration Statement is at page 7.

EXPLANATORY NOTE

The Company previously filed the 2004 Form S-8 with the Securities and Exchange Commission (the “SEC” or the “Commission”) to register the offer of 4,902,200 shares of Common Stock pursuant to the 1998 Plan. The Company subsequently filed a Post-Effective Amendment No. 1 to Form S-8 to deregister 645,195 shares of Common Stock under the 1998 Plan in order to register such shares under the Company’s 2008 Long-Term Equity Incentive Plan.

On April 26, 2017, the Company’s Board of Directors adopted the 2017 Plan. The Company’s stockholders approved the 2017 Plan at the Company’s annual meeting of stockholders held on June 15, 2017 (the “2017 Annual Meeting”). The 2017 Plan provides that any shares of the Company’s common stock subject to awards outstanding under the 1998 Plan on June 15, 2017 that expire, are cancelled or otherwise terminate without such shares being issued under the 1998 Plan after such date will be available for award grant purposes under the 2017 Plan. As of the date of the 2017 Annual Meeting, a total of 28,200 shares were subject to awards then outstanding under the 1998 Plan. The number of shares subject to awards then outstanding under the 1998 Plan as of the date of the 2017 Annual Meeting that expire, are cancelled or otherwise terminate without such shares being issued under the 1998 Plan are referred to herein as the “Transferred Shares.” No new awards may be granted pursuant to the 1998 Plan.

The Company is filing this Post-Effective Amendment No. 2 to Form S-8 pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the 2004 Form S-8 to register the offer of the Transferred Shares under the 2017 Plan (as such shares would no longer be issuable under the 1998 Plan). As of the date of filing of this Post-Effective Amendment No. 2 to Form S-8, no shares of the Company’s common stock that were originally subject to awards granted under the 1998 Plan that expired or were cancelled or terminated after the 2017 Annual Meeting have become available for award grant purposes under the 2017 Plan, and an additional 14,000 shares of the Company’s common stock are subject to awards that remain outstanding under the 1998 Plan but may become Transferred Shares in the future. Accordingly, the maximum number of shares of Common Stock initially registered for offer pursuant to the 1998 Plan that may become Transferred Shares available for offer under the 2017 Plan is 14,000 shares.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended January 29, 2017, filed with the Commission on March 23, 2017 (Commission File No. 001-06395);

(b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended April 30, 2017, July 30, 2017 and October 29, 2017, filed with the Commission on May 31, 2017, August 30, 2017 and November 29, 2017, respectively (each, Commission File No. 001-06395);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on March 24, 2017 and June 21, 2017 (each, Commission File No. 001-06395); and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on July 16, 1998 (Commission File No. 000-14663), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Article VII of the Company’s Bylaws, as amended, provides for indemnification of officers, directors, agents and employees of the Company generally consistent with the provisions of Section 145 of the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

As permitted by Section 102 of the Delaware General Corporation Law, the Company’s stockholders have approved and incorporated provisions into the Company’s Restated Certificate of Incorporation eliminating a director’s personal liability for monetary damages to the Company and the Company’s stockholders arising from a breach of a director’s fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director’s duty of loyalty to the Company or the Company’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

The Company has entered into indemnification agreements with the Company’s directors and officers. These agreements provide broader indemnity rights than those provided under the Delaware General Corporation Law and the Company’s Bylaws. The indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against the Company or the Company’s directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company’s obligations to the director or officer under the indemnification agreement.

The above discussion of the Company’s Bylaws, Restated Certificate of Incorporation and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, Certificate of Incorporation, and statute.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Semtech Corporation Long-Term Stock Incentive Plan, as amended and restated. (Filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K filed with the Commission on April 13, 2007 (Commission File No. 001-06395) and incorporated herein by this reference.)

4.2	Semtech Corporation 2017 Long-Term Equity Incentive Plan. (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 21, 2017 (Commission File No. 001-06395) and incorporated herein by this reference.)

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP (opinion re legality of the securities being registered with respect to the 1998 Plan. Filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed with the Commission on September 3, 2004 (Commission File No. 333-118804) and incorporated herein by this reference).

5.2	Opinion of O’Melveny & Myers LLP (opinion re legality of the Transferred Shares).

23.1	Consent of Independent Registered Public Accounting Firm Deloitte & Touche LLP.

23.2	Consent of Independent Registered Public Accounting Firm Ernst & Young LLP.

23.3	Consent of Counsel (included in Exhibits 5.1 and 5.2).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on November 29, 2017.

SEMTECH CORPORATION

By:	/s/ Mohan R. Maheswaran
Mohan R. Maheswaran
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mohan Maheswaran and Emeka Chukwu, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mohan R. Maheswaran Mohan R. Maheswaran	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 29, 2017

/s/ Emeka N. Chukwu Emeka N. Chukwu	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 29, 2017

/s/ Glen M. Antle Glen M. Antle	Director	November 29, 2017

Signature	Title	Date

/s/ James P. Burra James P. Burra	Vice Chairman of the Board of Directors	November 29, 2017

/s/ Bruce C. Edwards Bruce C. Edwards	Director	November 29, 2017

/s/ Rockell N. Hankin Rockell N. Hankin	Chairman of the Board of Directors	November 29, 2017

/s/ Ye Jane Li Ye Jane Li	Director	November 29, 2017

/s/ James T. Lindstrom James T. Lindstrom	Director	November 29, 2017

/s/ Carmelo J. Santoro Carmelo J. Santoro	Director	November 29, 2017

/s/ Sylvia Summers Sylvia Summers	Director	November 29, 2017